Exhibit 99.1

Caleres Announces CFO Transition

ST. LOUIS, January 21, 2026 - Caleres, (NYSE: CAL)(caleres.com), a market-leading portfolio of consumer-driven footwear brands, today announced that Dan Karpel, the company’s senior vice president and chief accounting officer, has been appointed to the additional role of interim chief financial officer, effective immediately. Mr. Karpel succeeds Jack Calandra, who is leaving Caleres at the end of the month to pursue other opportunities. His departure is not related to any disagreement with the company. The company has commenced an external search for a permanent successor.

 Mr. Karpel rejoined Caleres as chief accounting officer in October 2025 and brings over 30 years of valuable accounting and finance experience to the role of interim CFO. Most recently, he served as the chief financial officer of Club Car Wash Operating, LLC. Previously, he was chief financial officer of CW Holdings, LLC and a legacy entity which owned the brands Soft Surroundings and Coldwater Creek. He also served as chief accounting officer of Eyecare Partners LLC and Spectrum Brands Holdings, Inc.

 “On behalf of the board of directors and all of our Associates, I would like to thank Jack for his contributions over the last three plus years and wish him the very best,” said Jay Schmidt, president and CEO. “Dan recently returned to Caleres, and he knows our company well. We are confident that his deep familiarity with our company coupled with his financial expertise will ensure a smooth transition.”

In conjunction with this announcement, the company provided an update on fourth quarter results. We are still evaluating the full impact of the Saks Global bankruptcy; however, this could result in sales volatility and up to $0.06 risk to our fourth quarter earnings per diluted share guidance. Additionally, we may incur charges related to restructuring not previously anticipated in guidance. Excluding these potential impacts, our sales and earnings per diluted share outlook for the fourth quarter and fiscal 2025 are in-line with previous guidance provided in the company’s press release issued on December 9, 2025.

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About Caleres

Caleres is a market-leading portfolio of global footwear brands that includes Famous Footwear, Sam Edelman, Stuart Weitzman, Allen Edmonds, Naturalizer and Vionic. Our products are available virtually everywhere - in the nearly 1,000 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Combined, these brands make Caleres a company with both a legacy and a mission. Our legacy is nearly 150 years of craftsmanship and our passion for fit, while our mission is to continue to inspire people to feel great… feet first. Visit caleres.com to learn more about us.

Media Contact
Kelly Malone
kmalone@caleres.com

Investor Relations Contact
Liz Dunn
ldunn@caleres.com